SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULE 13D-1(B), (C), AND (D) AND AMENDMENTS
                      THERETO FILED PURSUANT TO RULE 13D-2

                               (AMENDMENT NO. 1)*

                           Acadia Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0042251084
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
                (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|    Rule 13d-1(b)
|_|    Rule 13d-1(c)
|X|    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Oxford Bioscience Partners IV L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          mNRA Fund II L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          OBP Management IV L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 share
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeffrey T. Barnes

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Mark P. Carthy

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jonathan J. Fleming

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael E. Lytton

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      0 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    0 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,422,717 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFCATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Alan G. Walton

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [  ]
                                                            (b) [  ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER

      SHARES                      29,084 shares
                        --------------------------------------------------------
   BENEFICIALLY          6    SHARED VOTING POWER

     OWNED BY                     3,422,717 shares
                        --------------------------------------------------------
       EACH              7    SOLE DISPOSITIVE POWER

     REPORTING                    29,084 shares
                        --------------------------------------------------------
      PERSON             8    SHARED DISPOSITIVE POWER

       WITH                       3,422,717 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

          3,451,801 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)                           [    ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1(A). NAME OF ISSUER: The name of the issuer is Acadia Pharmaceuticals Inc. (the "Issuer").

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: The Issuer's principal executive offices are located at 3911 Sorrento Valley Boulevard, San Diego, California, 92121.

ITEM 2(A).  NAME OF PERSON FILING

   This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners IV L.P. ("Oxford IV"), a Delaware limited partnership; (ii) mRNA Fund II L.P. ("mRNA II"), a Delaware limited partnership; (iii) OBP Management IV L.P. ("OBP IV"), a Delaware limited partnership, the general partner of Oxford IV and mRNA II; (iv) Jeffrey T. Barnes, a general partner of OBP IV; (v) Mark P. Carthy, a general partner of OBP IV; (vi) Jonathan J. Fleming, a general partner of OBP IV; (vii) Michael E. Lytton, a general partner of OBP IV; and (viii) Alan G. Walton, a general partner of OBP IV (all general partners are referred to collectively as the "General Partners"). Collectively, all of the above listed entities and persons are referred to as the "Reporting Persons."

ITEM 2(B). ADDRESS OF PRINCIPAL BSINESS OFFICE OR, IF NONE, RESIDENCE: The address for all reporting persons is 222 Berkeley Street, Boston, MA 02116.

ITEM 2(C). CITIZENSHIP: Oxford IV, mRNA II and OBP IV are Delaware limited partnerships and the General Partners are citizens of the United States.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Title of Class of Securities: Common Stock, $0.0001 par value.

ITEM 2(E). CUSIP NUMBER:  0042251084


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Exchange Act.
      (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.
      (c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act.
      (d) |_|Investment company registered under section 8 of the Investment Company Act.
      (e) |_| An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E);
      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
      (j) |_| Group, in accordance with Rule13d-1(b)(1)(ii)(J).
      Not applicable.

ITEM 4.  OWNERSHIP.

            (a) Amount Beneficially Owned: As of December 31, 2005 each of the following is the owner of record of the number of shares of Common Stock, $0.0001 of Acadia Pharmaceuticals Inc. set forth next to his or its name:

                Oxford IV:                   3,396,738 Shares
                mRNA II:                     25,979 Shares
                OBP IV:                      0 Shares
                Mr. Barnes:                  0 Shares
                Mr. Carthy:                  0 Shares
                Mr. Fleming:                 0 Shares
                Mr. Lytton:                  0 Shares
                Mr. Walton:                  29,084 Shares

            By virtue of their relationship as affiliated limited partnerships, whose sole general partner shares individual general partners, Oxford IV and mRNA II may be deemed to share voting power and the power to direct the disposition of the shares which each partnership owns of record. OBP IV (as the general partner of Oxford IV and mRNA
            II), may also be deemed to own beneficially the shares held of record by Oxford IV and mRNA II. Each of Messrs. Barnes, Carthy, Fleming, Lytton, and Walton, the individual general partners of OBP IV, may be deemed to own beneficially the shares held by Oxford IV and mRNA II.

            (b) Percent of Class:

                Oxford IV:                   14.6%
                mRNA II:                     14.6%
                OBP IV:                      14.6%
                Mr. Barnes:                  14.6%
                Mr. Carthy:                  14.6%
                Mr. Fleming:                 14.6%
                Mr. Lytton:                  14.6%
                Mr. Walton:                  14.6%

            The foregoing percentages are calculated based on the 23,488,317 shares of Common Stock reported to be outstanding as of November 14, 2005 in the Quarterly Report on Form 10-Q of Acadia Pharmaceuticals Inc. for the quarter ended September 30, 2005 (as adjusted pursuant to Rule 13d-3(d)(1)).

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                Oxford IV:                   0 Shares
                mRNA II:                     0 Shares
                OBP IV:                      0 Shares
                Mr. Barnes:                  0 Shares
                Mr. Carthy:                  0 Shares
                Mr. Fleming:                 0 Shares
                Mr. Lytton:                  0 Shares
                Mr. Walton:                  29,084 Shares


                (ii) shared power to vote or to direct the vote:

                Oxford IV:                   3,422,717 Shares
                mRNA II:                     3,422,717 Shares
                OBP IV:                      3,422,717 Shares
                Mr. Barnes:                  3,422,717 Shares
                Mr. Carthy:                  3,422,717 Shares
                Mr. Fleming:                 3,422,717 Shares
                Mr. Lytton:                  3,422,717 Shares
                Mr. Walton:                  3,422,717 Shares


                (iii) sole power to dispose or to direct the disposition of:

                Oxford IV:                   0 Shares
                mRNA II:                     0 Shares
                OBP IV:                      0 Shares
                Mr. Barnes:                  0 Shares
                Mr. Carthy:                  0 Shares
                Mr. Fleming:                 0 Shares
                Mr. Lytton:                  0 Shares
                Mr. Walton:                  29,084 Shares

                (iv) shared power to dispose or to direct the disposition of:

                Oxford IV:                   3,422,717 Shares
                mRNA II:                     3,422,717 Shares
                OBP IV:                      3,422,717 Shares
                Mr. Barnes:                  3,422,717 Shares
                Mr. Carthy:                  3,422,717 Shares
                Mr. Fleming:                 3,422,717 Shares
                Mr. Lytton:                  3,422,717 Shares
                Mr. Walton:                  3,422,717 Shares

            Each of Oxford IV, mRNA II, OBP IV, and Messrs. Barnes, Carthy, Fleming, Lytton and Walton expressly disclaims beneficial ownership of any shares of the Common Stock of Acadia Pharmaceuticals Inc., except for the shares, if any, such Reporting Persons hold of record.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable. Oxford IV, mRNA II, OBP IV, Messrs. Barnes, Carthy, Fleming, Lytton and Walton expressly disclaim membership in a "group" as used in Rule 13d 1(b)(ii)(J) of the Act.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10.  CERTIFICATION

      By signing below each of Oxford IV, mRNA II, OBP IV, and Messrs. Barnes, Carthy, Fleming, Lytton and Walton certify that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


      After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.


Dated:  February 9, 2006

                                  OXFORD BIOSCIENCE PARTNERS IV L.P.

                                  By:  OBP Management IV L.P., its general
                                       partner

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                  MRNA FUND II L.P.

                                  By:  OBP Management IV L.P., its general
                                       partner

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                  OBP MANAGEMENT IV L.P.

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                                  *
                                  -------------------------------
                                   Jeffrey T. Barnes


                                                  *
                                  -------------------------------
                                   Mark P. Carthy

                                                  *
                                  -------------------------------
                                  Jonathan J. Fleming



                                                  *
                                  -------------------------------
                                  Michael E. Lytton


                                                  *
                                  -------------------------------
                                  Alan G. Walton


By: /S/ RAYMOND CHAREST
    --------------------------
    Raymond Charest as Attorney-in-Fact

This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as EXHIBIT 2.

                                                                      EXHIBIT 1


                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Acadia Pharmaceuticals Inc.

Dated:  February 9, 2006

                                  OXFORD BIOSCIENCE PARTNERS IV L.P.

                                  By:  OBP Management IV L.P., its general
                                       partner

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                  MRNA FUND II L.P.

                                  By:  OBP Management IV L.P., its general
                                       partner

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                  OBP MANAGEMENT IV L.P.

                                  By:                *
                                      -------------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                                  *
                                  -------------------------------
                                   Jeffrey T. Barnes


                                                  *
                                  -------------------------------
                                   Mark P. Carthy

                                                  *
                                  -------------------------------
                                  Jonathan J. Fleming



                                                  *
                                  -------------------------------
                                  Michael E. Lytton


                                                  *
                                  -------------------------------
                                  Alan G. Walton


By: /S/ RAYMOND CHAREST
    --------------------------
    Raymond Charest as Attorney-in-Fact

This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as EXHIBIT 2.

                                                                      EXHIBIT 2


                                POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners IV L.P., mRNA II L.P., or OBP Management IV L.P., pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of April, 2004.


                        OXFORD BIOSCIENCE PARTNERS IV L.P.
                        BY ITS GENERAL PARTNER, OBP MANAGEMENT IV L.P.


                        By: /S/ JONATHAN J. FLEMING
                            ------------------------------------
                        Name:   Jonathan J. Fleming
                        Title:  General Partner

          MRNA FUND II L.P.

          BY ITS GENERAL PARTNER, OBP MANAGEMENT IV L.P.

                        By: /S/ JONATHAN J. FLEMING
                            ------------------------------------
          Name:  Jonathan J. Fleming
          Title:  General Partner

          OBP MANAGEMENT IV L.P.


                        By: /S/ JONATHAN J. FLEMING
                        ---------------------------------------
          Name:  Jonathan J. Fleming
          Title:  General Partner


                        /S/ JEFFREY T. BARNES
                        ----------------------------------------
          Jeffrey T. Barnes


                        /S/ MARK P. CARTHY
                        ----------------------------------------
          Mark P. Carthy


                        /S/ JONATHAN J. FLEMING
                        ----------------------------------------
          Jonathan J. Fleming


                        /S/ MICHAEL E. LYTTON
                        ----------------------------------------
          Michael E. Lytton


                        /S/ ALAN G. WALTON
                        ----------------------------------------
          Alan G. Walton